FORTEM RESOURCES INC. ANNOUNCES INVESTOR RELATIONS AGREEMENT
WITH OILPRICE.COM AND, COMMENTS ON RECENT PROMOTIONAL ACTIVITY AND PROVIDES GENERAL CORPORATE UPDATE

May 30, 2019 – Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company”) announces that it has retained Oilprice.com (“Oilprice”), a division of Advanced Media Solutions Limited, for investor relations services to write articles for the Company and drive traffic to the articles through social media.

The investor relations agreement with Oilprice (the “Oilprice Agreement”) is for a term of one year.  Oilprice will be paid a sum of US$220,000 over the 12 month term, with US$55,000 payable on or prior to June 14th and US$15,000 every month thereafter for the next 11 months.  The Oilprice Agreement and the consideration payable thereunder are subject to approval by the TSX Venture Exchange (the “TSXV”).  No funds have been advanced to Oilprice by or on behalf of the Company to date, but on May 24, 2019, the Company became aware that Oilprice released a promotional article to the public regarding the Company dated May 20, 2019 (the “Article”) prior to pre-approval by the Company and prior to receipt of TSXV approval of the Oilprice Agreement.

Since the release of the Article on May 20, 2019, the closing price of the Company’s stock on the OTCQB has decreased although there is a moderate increase in trading volume and the closing price on the TSXV has increased from approximately $1.50 on May 20, 2019 to the $2.48 range currently on very limited volume which price was consistent earlier in the month of May.  Management does not know whether the promotional effects of the Article caused any price or volume increases.

The Company retracts the Article and advises that the Article and all statements made therein cannot be relied upon.  The Company looks forward to working with and finalizing an authorized article with Oilprice following receipt of TSXV approval.

Oilprice has a popular website for news, information, advertising and opinion.  Oilprice employs and contracts with writers who write articles on client companies, most of which are publicly listed for trading on a stock exchange or quotation system.

To the Company’s knowledge, and after due inquiry of management of the Company, no directors, officers, control persons have sold or purchased the Company’s securities in the past 90 days.

The following is a complete list of third-party service providers that were engaged by the Company to provide investor relations services, public relations services, marketing, or other related services including the promotion of the Company and its securities in the last 12 months:

•	Winning Media LLC which provided advertising services to the Company as announced in a news release dated September 20, 2018. The agreement with Winning Media LLC has since been terminated;
•
Nevada Radio LLC which provided broadcasting advertising services to the Company as announced in a news release dated February 5, 2019.  The Company continues to utilize the services of Nevada Radio LLC; and

•	Paradox Public Relations as announced in a news release dated March 14, 2019 which was terminated recently and disclosed as such herein.

During the last 12 months, the Company has issued the following securities at a price that constituted a discount to market at the time of issuance, and in each case in compliance with the discount policies of the TSXV:

•
On July 18, 2018 and as disclosed in a news release, the Company issued 600,000 common shares at a price of US$2.00 per share in connection with a private placement when the closing price as reported on the TSXV as US$1.88 per common share (based on an exchange rate of $0.7573CDN).

•
On October 16, 2018 and as disclosed in a news release, the Company issued 1,000,000 common shares to a third party service provider pursuant to a Membership Interest Purchase Agreement at a price of US$2.00 per common share when the closing price as reported on the TSXV was US$1.92 (based on an exchange rate of $0.7729CDN).

Additional Corporate Updates

In other news, the Company announces it has terminated the investor relations agreement with Paradox Public Relations Inc. that was announced in its March 14, 2019 news release.

Further to its news releases dated October 1, 2018 and December 19, 2018, the Company announces that the proposed closing date of the asset purchase agreement dated September 26, 2018 with a major Canadian oil and gas company to purchase a 100% working interest in three oil leases covering a total of 20,719 hectares (51,200 acres) of heavy oil in north central Alberta has been extended by the parties to a date on or before June 15, 2019.  The extension was granted in consideration for the payment of CDN$100,000 to the vendor which will be credited towards the purchase price.

About Fortem Resources
Fortem Resources Inc. is a Nevada oil and gas corporation, which holds properties in Alberta and Utah. The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States. The Company is seeking North American and international expansion through an acquisition strategy.

For further information about the Company, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”
Michael Caetano
Chief Operating Officer
Tel: (403) 241-8912

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.